Exhibit 99.1

HOME BANCORP, INC.	REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME BANCORP, INC. (“HOME”) FOR USE ONLY AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 5, 2017 AND ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of Home, or any successors thereto, as proxies, with full powers of substitution, to vote the shares of common stock of Home held of record by the undersigned at the Special Meeting of Shareholders to be held at the Petroleum Club of Lafayette, located at 111 Heymann Boulevard, Lafayette, Louisiana, on December 5, 2017, at 10:00 a.m., local time, and at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as follows:

1.	Proposal to approve the Agreement and Plan of Merger, dated as of August 23, 2017, by and between Home and St. Martin Bancshares, Inc., as amended from time to time (the “Merger Agreement”), pursuant to which St. Martin Bancshares, Inc. will merge with and into Home (the “Merger”).

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Proposal to approve, the issuance of additional shares of Home common stock to shareholders of St. Martin Bancshares, Inc. in the Merger.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the Merger Agreement or the proposal to issue additional shares of Home common stock in the Merger.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

The Board of Directors recommends that you vote FOR approval of the Merger Agreement, FOR approval of the proposal to issue and additional shares of home common stock in the Merger, and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the Merger Agreement or the proposal to issue additional shares of Home common stock in the Merger. You are encouraged to specify your choices by marking the appropriate boxes above; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of Home will be voted as specified. If you return a signed proxy but no specification is made, your shares will be voted FOR approval of the Merger Agreement, FOR approval of the proposal to issue additional shares of Home common stock in the Merger, and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the Merger Agreement or the proposal to approve the issuance of additional shares of Home common stock in the Merger, and otherwise at the discretion of the proxies.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of Home Bancorp, Inc. called for December 5, 2017, and the accompanying Joint Prospectus/Proxy Statement prior to the signing of this Proxy.

Please be sure to date this Proxy and sign in the box below.	Date
Shareholder sign above	Co-holder (if any) sign above

.........................................................................................................................................................................

▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲

HOME BANCORP, INC.

Please sign this Proxy exactly as your name(s) appear(s) on this Proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE ACT PROMPTLY

MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.